Exhibit 10.28

AMENDMENT TO NOVEMBER 8, 2000 LEASE

          THIS AMENDMENT (the “Amendment”) is made and entered into as of the 29TH day of November, 2005, by and between BEDFORD 175 GREAT ROAD, L.L.C., a Massachusetts corporation (“Landlord”), and RNK, INC., a Massachusetts corporation (“Tenant”) in order to amend the Lease between the Landlord and Tenant dated November 8, 2000, which is hereby incorporated by reference.

RECITALS

A.

Landlord and Tenant are parties to that certain lease commencing on March 1, 2001 (the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing 9,375 rentable square feet (the “Premises”) on the 2nd floor of the building commonly known as 175 Great Road located at 175 Great Road, Bedford, Massachusetts (the “Building”).

B.	The Lease by its terms shall expire on February 28, 2006 (“Prior Termination Date”), and the parties desire to extend the term of the Lease, all on the following terms and conditions.

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I

Extension. The term of the Lease is hereby extended for a period of forty-eight (48) months and shall expire on February 28, 2010 (“Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the term commencing the day immediately following the Prior Termination Date (“Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term.”

Renewal. The Tenant, at its sole option, and with no less than six (6) months notice to the Landlord, may renew the Extended Term of the Lease for an additional thirty-six (36) months (“Renewed Extended Term”) at the rate set forth in Section III(B) herein, and with no less than six (6) months notice to the Landlord, may renew the Renewed Extended Term for an additional thirty-six (36) month period thereafter (“Second Renewed Extended Term”) at the rate set forth in Section III(B) herein, provided the Tenant is not in default of the Lease during the Extended Term or during the Renewed Extended Term.

Basic Rent.

A.

Through Prior Termination Date. The Basic Rent under the Lease for and with respect to the Premises shall be payable as provided in the Lease therein through and including the Prior Termination Date (i.e., the Basic Rent in respect of the Premises through February 28, 2006 shall be at a rental rate of $17,187.50 per calendar month.)

B.	From and After Extension Date. As of the Extension Date, the schedule of Base Rent payable with respect to the Premises during the Extended Term is the following:

Months of Term or Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent

March 1, 2006 — February 28, 2010:	$17.75	166,406.25	$13,867.19
Renewed Extended Term: March 1, 2010 — February 28, 2013:	$18.75	$175,781.25	$14,648.44
Second Renewed Extended Term: March 1, 2013 — February 29, 2016:	$19.75	$175,781.25	$14,648.44

All such Basic Rent shall be payable by Tenant in accordance with the terms of Paragraph 6(a) of the Lease.

IV.

Remedies Cumulative. For the Extended Term and/or any renewal term entered into thereafter, Paragraph 23 of the Lease, which states in part “The specific remedies to which the Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which the Landlord may be lawfully entitled in any provision of this Lease or otherwise. . .,” shall be revised to provide the Tenant with the same right to resort to any remedies or means of redress to which the Tenant might be lawfully entitled. As such, the first sentence of Paragraph 23 shall be amended as follows: “The specific remedies to which the Landlord and Tenant may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which the Landlord or Tenant may be lawfully entitled in any provision of this Lease or otherwise. . . .

V.

Cash Portion of the Security Deposit. The Cash Deposit, which is provided for in the Lease pursuant to Paragraph 32(b), for the Extended Term shall be in the amount of $13,867.19. Pursuant to the Lease, the Tenant previously paid the Landlord a Cash Deposit of $17,187.50, which amount is currently maintained in the Landlord’s account and exceeds the Cash Deposit required for the Extended Term. The parties agree that the difference between the Tenant’s current Cash Deposit and the Cash Deposit required for the Extended Term ($3,320.31), shall be applied by the Landlord to the Tenant’s first month’s rent, due March 1, 2006, for the Extended Term.

VI.

Option to Purchase. In the event that at any time during the Extended Term and/or any Renewed Extended Term or Second Renewed Extended Term entered into thereafter, the Landlord shall receive from any third-party a bona fide offer for the acquisition of the Landlord’s interest in the Premises at a price and on terms acceptable to the Landlord, and in the event that the 175 Great Road Realty Trust, William J. Martines and Naomi Martines, Trustees (“Ground Owner”), chooses not to exercise its Right of First Refusal pursuant to Section 23(B) of the “Ground Lease” dated September 15, 1977, within ten (10) business days of receiving such offer from the third-party, the Landlord shall give written notice of such price and terms to Tenant. Upon receipt of such offer, Tenant shall have sixty (60) days thereafter in which to execute a written agreement with the Landlord for the purchase of the Premises at such price and on such terms. If Landlord shall so notify Tenant and Tenant shall fail to execute such agreement within the sixty (60) day period, Landlord shall thereafter be free to sell the Premises to the third-party making the offer on the same terms and conditions as originally set forth in such offer. If the Premises are sold to the third-party, after the Landlord has provided Tenant with the requisite notice of the third-party’s offer, and the Tenant has failed to execute a written agreement with the Landlord for the Premises within the designated time period, then all rights of the Tenant under this section shall terminate at once. If the Premises are not sold to the third-party making the offer, the Landlord shall give the Tenant the same right to purchase the Premises on receiving any subsequent offer from any other third-party, provided the Ground Owner chooses not to exercise its Right of First Refusal as identified herein.

VII.	Notices.

For all purposes of the Lease, the notice address for Landlord shall be changed to:

Bedford 175 Great Road, L.L.C.
16 Hutchinson Road
Arlington, MA 02474

and the notice address for Tenant shall be:

RNK, Inc. Attn: General Counsel 333 Elm Street, Ste. 310 Dedham, Massachusetts 02026

VIII.

Successor in Interest. In the event the Premises are sold to a third-party or ownership of the Premises is otherwise transferred to a Successor in Interest during the Lease term, the Renewed Extended Term, or the Second Renewed Extended Term, resulting in the Landlord relinquishing ownership and/or control of the Premises, the Lease and/or Amendment will continue in effect as contemplated herein with all of the terms and conditions set forth in the Lease and Amendment in full force and effect for the stated Term(s) therein regardless of such ownership transfer or sale.

IX.	Miscellaneous.

A.

This Amendment and the Lease set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.

The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

E.

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

F.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

          This Amendment will take full force and effect when the premises described herein are sold and ownership transferred to Bedford 175 Great Road, LLC on November 29, 2005 from 175 Great Road, LLC. If for any reason, this sale and transfer of ownership does not occur on this date, this Amendment will have no force and effect nor be binding on the parties hereto in any way.

          IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

BEDFORD 175 GREAT ROAD, LLC

By: /s/ Eli Jammal

Name: Eli Jammal

Title: G.M.

TENANT:

RNK,           a Massachusetts corporation

/s/ Richard N. Koch

Name: Richard N. Koch

Title: President